Exhibit 99.1

Ellington Financial Declares Inaugural Monthly Dividend of $0.14 Per Share
OLD GREENWICH, Conn., March 11, 2019—Ellington Financial Inc. (NYSE: EFC) ("Ellington Financial" or the "Company") today announced that its Board of Directors has declared an inaugural monthly dividend of $0.14 per share, payable on April 25, 2019 to shareholders of record as of March 29, 2019. This $0.14 monthly dividend represents an annualized dividend of $1.68 per share, which is a 2.4% increase over the previous annualized dividend of $1.64. Beginning with this dividend, the Company expects to pay common stock dividends on a monthly basis, rather than quarterly as it had previously paid dividends.
“With the completion of our conversion to a REIT, we have decided to shift to a monthly dividend. We believe that the increased frequency of distributions will benefit our investors as well as attract new investors,” said Laurence Penn, Chief Executive Officer and President.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. The Company's actual results may differ from its beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek" or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include statements regarding the Company's intended dividend payment schedule. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940, the Company’s ability to qualify and maintain its qualification as a real estate investment trust, or "REIT," and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 15, 2018, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports the Company files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities, residential and commercial mortgage loans, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.